SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                 Amendment No. 1

                           Camden Learning Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    132863127
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                January 16, 2008
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                 |_| RULE 13d-1(b)
                 |X| RULE 13d-1(c)
                 |_| RULE 13d-1(d)

CUSIP NO. 132863127                                                  Page 2 of 8
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

 North Star Partners, L.P. (102-04450)
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a) |_|
   (b) |X|
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                   5) Sole Voting Power:
                                            0
BENEFICIALLY OWNED                 --------------------------------------------
                                   6) Shared Voting Power:
BY EACH REPORTING                           0
                                   --------------------------------------------
PERSON WITH                        7) Sole Dispositive Power:
                                            0
                                   --------------------------------------------
                                   8) Shared Dispositive Power:
                                            0
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person : 0
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

CUSIP NO. 132863127                                                  Page 3 of 8
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

 North Star Partners II, L.P. (102-30616)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a) |_|
  (b) |X|
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                   5) Sole Voting Power:
                                            0
BENEFICIALLY OWNED                 --------------------------------------------
                                   6) Shared Voting Power:
BY EACH REPORTING                           0
                                   --------------------------------------------
PERSON WITH                        7) Sole Dispositive Power:
                                            0
                                   --------------------------------------------
                                   8) Shared Dispositive Power:
                                            0
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person: 0
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

CUSIP NO. 132863127                                                  Page 4 of 8
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Andrew R. Jones
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a) |_|
  (b) |X|
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES                   5) Sole Voting Power:
                                            0
BENEFICIALLY OWNED                 --------------------------------------------
                                   6) Shared Voting Power:
BY EACH REPORTING                           0
                                   --------------------------------------------
PERSON WITH                        7) Sole Dispositive Power:
                                            0
                                   --------------------------------------------
                                   8)       Shared Dispositive Power:
                                            0

-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person: 0
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

ITEM 1(a).   Name of Issuer:

         Camden Learning Corporation

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

         500 East Pratt Street, Suite 1200
         Baltimore, MD 21202
         -------------------------------------------------------------------

ITEM 2(a).   Names of Persons Filing:

         North Star Partners, L.P. ("North Star")
         -------------------------------------------------------------------
         North Star Partners II, L.P. ("NSP II")
         -------------------------------------------------------------------
         Andrew R. Jones ("Mr. Jones")
         -------------------------------------------------------------------

ITEM 2(b).   Address of Principal Business Office or, if None, Residence:

         274 Riverside Avenue
         Westport, CT 06880
         -------------------------------------------------------------------

ITEM 2(c).   Citizenship:

         North Star and NSP II are Delaware limited liability companies.

         Mr. Jones is a United States citizen.
         -------------------------------------------------------------------

ITEM 2(d).   Title of Class of Securities:

         Common Stock
         -------------------------------------------------------------------

ITEM 2(e).   CUSIP Number:  132863127

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         The reporting persons are a group for purposes of the filing of this statement.

ITEM 4.  Ownership.

(a) Amount beneficially owned by all reporting persons: 0 Shares
(b) Percent of class: 0% of Common Stock
(c) Number of shares as to which the reporting persons have:

      (i)   sole power to vote or to direct the vote: 0 Shares
      (ii)  shared power to vote or to direct the vote: 0 Shares
      (iii) sole power to dispose or to direct the disposition: 0 Shares
      (iv)  shared power to dispose or to direct the disposition: 0 Shares


ITEM 5.  Ownership of five percent or less of a class.

      If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: |X|.

ITEM 6. Ownership of more than five percent on behalf of another person.

      Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

      Not applicable.

ITEM 8.  Identification and classification of members of the group.

      The reporting persons are a group for purposes of filing this Statement. See Exhibit 1 attached hereto.

ITEM 9.  Notice of dissolution of group.

      Not applicable.

ITEM 10.  Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2008

                                     NORTH STAR PARTNERS, L.P.

                                     By:    NS Advisors, LLC
                                            General Partner

                                     By:    /s/ Andrew R. Jones
                                            ---------------------------------
                                            Andrew R. Jones, Managing Member

                                     NORTH STAR PARTNERS II, L.P.

                                     By:    NS Advisors, LLC
                                            General Partner

                                     By:    /s/ Andrew R. Jones
                                            ---------------------------------
                                            Andrew R. Jones, Managing Member



                                     /s/ Andrew R. Jones
                                     ---------------------------------
                                     Andrew R. Jones, Individual